EXHIBIT 10.2

AMENDED AND RESTATED

TRANSITION SERVICES AGREEMENT

This AMENDED AND RESTATED TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of April 10, 2014 by and between MESA ENERGY, INC., a Nevada corporation (“Mesa”), and TNR HOLDINGS LLC, a Delaware limited liability company (“TNR”; together with Mesa, collectively, the “Parties” and each, individually, a “Party”).

RECITALS:

WHEREAS, Mesa is a member of TNR;

WHEREAS, TNR is in need of certain administrative functions and information which Mesa has the capacity provide;

WHEREAS, Mesa is in need of certain information which TNR has the capacity provide;

WHEREAS, it is in the best interests of the Parties to make such services and information available to each other;

WHEREAS, the Parties entered into a Transition Services Agreement dated December 20, 2013 which they now wish to amend and restate.

NOW, THEREFORE, the Parties, in consideration of the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, do hereby agree as follows:

1. Corporate Services.  Mesa shall make available to TNR, assets owned, licensed or otherwise controlled by Mesa and certain personnel employed by Mesa, as set forth on Exhibit A hereto.  TNR shall, as requested by Mesa, provide Mesa with services in connection with Armada’s filings with the U.S. Securities and Exchange Commission.  The services provided by Mesa and/or TNR, as applicable, pursuant to this Section 1 shall be collectively referred to herein as the “Corporate Services”.

2. Cost of Corporate Services.  In exchange for Mesa providing Corporate Services to TNR through April 15, 2014 (the “Initial Termination Date”), TNR shall pay Mesa the amounts set forth on Exhibit A.  After the Initial Termination Date, subject to the provisions of Section 6 hereof, TNR shall pay Mesa $100 per hour in exchange for any Corporate Services provided to TNR by Mesa beyond services needed to assist in preparation of monthly and annual financial statements.  Mesa shall pay TNR $100 per hour in exchange for any Corporate Services provided to Mesa by TNR beyond services needed to assist in preparation of monthly and annual financial statements.

3. Service Standards.

(a) Both Parties shall ensure that the Corporate Services provided as described herein are in accordance with the Service Standards (as hereinafter defined).

(b) For the purposes of this Agreement, “Service Standards” means, in relation to the performance of the Corporate Services, carrying out those Corporate Services (i) with reasonable care and skill, (ii) in good faith, (iii) in accordance with Good Industry Practice (as hereinafter defined), (iv) in accordance with any rules, codes, policies, procedures, and standards established by TNR or Mesa, as appropriate, from time to time, (v) in cooperation with Mesa and TNR, as appropriate, and their respective agents, subsidiaries, affiliates, and contractors including, without limitation, in relation to the provision of information requested by TNR and Mesa, as appropriate, (vi) in a manner which is not and is not likely to become injurious to health or detrimental to the environment, reputation or any property at any premises of TNR, Mesa or their respective affiliates to which Mesa or TNR, as applicable, has access in order to provide the Corporate Services; and (vii) in a manner which shall not diminish the public image and reputation of TNR or Mesa.

(c) For the purposes of this Agreement, “Good Industry Practice” means the exercise of such levels of skill, diligence, prudence and foresight as can reasonably be expected from a prudent services provider in the same or similar circumstances, which as a minimum are widely used, recognized and accepted by service providers as an industry standard.

4. Employees and Hours.  After the Initial Termination Date, the number and hours of service of employees assigned to perform Corporate Services shall be mutually determined by the Parties; provided the tasks/obligations for which the abovementioned consideration is given is carried out within such time as can be reasonably expected by the Parties herein and in accordance with the Service Standards.  Such employees shall be, and at all times remain, the employees of the Party providing the Corporate Services.  The Party providing the Corporate Services shall be solely responsible for hiring, training and terminating such employees, and for setting compensation and benefits and all other terms, conditions and requirements of employment for employees assigned to perform Corporate Services to the Party receiving such Corporate Services.  The Party providing Corporate Services shall be solely responsible for meeting any and all legal obligations to such employees which are imposed upon such Party as their employer or contractor, as the case may be.  The Party providing Corporate Services shall be responsible for all benefits and compensation payable to such employees (subject to reimbursement as provided herein), as well as all federal and state withholdings, payroll and other taxes and obligations with respect to such employees.

5. Independent Contractors.  Each Party hereby engages the other as an independent contractor in connection with the Corporate Services, and TNR and Mesa are responsible only for their own actions.  Neither Mesa nor its employees, subcontractors or agents shall be deemed servants or employees of TNR.  Neither TNR nor its employees, subcontractors or agents shall be deemed servants or employees of Mesa.  Nothing in this Agreement shall be construed to create a joint venture, partnership or any other relationship of any nature which would create any liability or responsibility on the part of any Party for the debts, obligation or liabilities of the other Party.

6. Term & Termination.  The term of this Agreement shall commence on the date hereof, and shall extend for an initial period through the Initial Termination Date (the “Initial Term”).  Thereafter, the term of this Agreement shall continue, provided that, after the Initial Term, either Party may terminate this Agreement at any time, for any reason, or for no reason, upon written notice (including via email) to the non-terminating Party; such termination shall be effective upon receipt of such notice by the non-terminating Party.  However, the obligation of TNR to provide information required for Armada’s filings with the U.S. Securities and Exchange Commission shall survive any termination hereof.

7. Confidentiality.  Mesa acknowledges that as a result of providing the Corporate Services contemplated hereunder, Mesa or its affiliates may receive information that has been created, discovered or developed by TNR or its affiliates and/or in which property rights have been assigned or otherwise conveyed to TNR, which information has commercial value to TNR and is not in the public domain (collectively the “Proprietary Information”).  Proprietary Information will be and remain the sole property of TNR or its affiliates or assigns. Mesa hereby agrees that it and its affiliates and the personnel providing Corporate Services hereunder will use the same degree of care which it normally uses to protect its own proprietary information to prevent disclosing to third parties any Proprietary Information.  Mesa and its affiliates will not make any use of Proprietary Information, except as contemplated or required by the terms of this Agreement or as may be permitted by Section 7.4(d) of the Amended and Restated Limited Liability Agreement of TNR.

8. Accounting Information; Bank Accounts.  On or before April 15, 2014, Mesa shall deliver to TNR all financial and accounting information in its records relating to TNR and its affiliates (including, without limitation and for the avoidance of doubt, Tchefuncte Natural Resources, LLC and Mesa Gulf Coast, LLC) including, but not limited to, the information set forth on Exhibit B hereto and such other information as TNR may request.  On or before April 25, 2014, TNR shall provide Mesa all financial and accounting information required in connection with the preparation of Armada’s 10-Q filing with the Securities and Exchange Commission for the first quarter of 2014 and shall continue to provide on the same basis said information for each succeeding quarter thereafter.  Notwithstanding anything to the contrary contained in Section 6, at any time after April 15, 2014, upon TNR’s request, Mesa shall assist TNR in removing any officers and employees of Mesa and its affiliates as signatories on the bank accounts of TNR and its affiliates.  TNR acknowledges and agrees that, as a result of the requirements of this paragraph, Mesa has no further responsibility or obligation to provide monthly, quarterly or annual financial statements to TNR.

9. General Indemnification.

(a) TNR shall indemnify and hold harmless Mesa against any claims, loss, damage, cost, liability, injury or expense that may be reasonably incurred or sustained by Mesa or its affiliates, or any of its or its affiliates’ officers, directors, employees, representatives, agents or contractors, in connection with the provision of Corporate Services hereunder to the extent caused by or arising out of any breach of this Agreement, gross negligence, acts in violation of law, or willful misconduct of TNR or any of its employees, officers, representatives, agents or contractors.  This obligation shall survive expiration or earlier termination of this Agreement.

(b) Mesa shall indemnify and hold harmless TNR against any claims, loss, damage, cost, liability, injury or expense that may be reasonably incurred or sustained by TNR or its affiliates, or any of its or its affiliates’ managers, officers, directors, employees, representatives, agents or contractors, in connection with the provision of Corporate Services hereunder to the extent caused by or arising out of any breach of this Agreement, gross negligence, acts in violation of law, or willful misconduct of Mesa or any of its employees, officers, representatives, agents or contractors.  This obligation shall survive expiration or earlier termination of this Agreement.

10. Third Parties.  This Agreement and each of its provisions is for the exclusive benefit of the Parties to this Agreement and not for the benefit of any third party, and under no circumstances shall the terms of this Agreement be deemed to make TNR or Mesa responsible to any third party for damages or other liabilities to such third party.

11. Entire Agreement.  This Agreement embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein.  Except as otherwise provided, this Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.

12. Amendments and Modifications.  This Agreement may not be amended or modified, except in writing signed by the Parties hereto; provided, however, that after the Initial Term, TNR may amend Exhibit A to eliminate specific Corporate Services and the related costs upon notice to Mesa.

13. Severability.  In the event that any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions hereof, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

14. Binding Effect; Assignment.  The provisions of this Agreement shall be for the benefit of and binding upon each of the Parties hereto and their respective successors and permitted assigns.  Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party.  Any attempted assignment without consent where required shall be void.

15. Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of law.

16. Waiver.  Failure to insist upon strict compliance with any of the terms of this Agreement shall not be deemed a waiver of such terms.  No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing and signed by the Party who might assert such a breach.

17. Headings.  The headings in this Agreement are used solely for convenience of the Parties and shall not be considered a part of, or affect the construction or interpretation of, this Agreement.

18. Counterparts.  This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument.  Without limiting the foregoing, a faxed copy of this Agreement or copy of this Agreement sent via email in a .pdf format will be considered an original.

[Signatures on the following page]

IN WITNESS WHEREOF, the Parties hereto have caused this Amended and Restated Transition Services Agreement to be executed as of the date first above written.

TNR HOLDINGS LLC

By: /s/ David Freeman    ____________________
 Name:  David Freeman
 Title:    President

MESA ENERGY, INC.

By: /s/ Randy M. Griffin
  Randy M. Griffin, CEO

Exhibit A

Monthly Services and Costs

Legal & Professional Consultants	Apr 1-15
Software and Systems	$360
IT Contract	0
Hedging	1,000
Total Legal & Professional Consultants	1,360

Office Expense – Dallas	2,000

Wages – Dallas
CEO	2,500
CFO	1,120
EVP	1,500
Admin Asst	1,125
O&G Revenue	3,720
Controller	710
Total Wages – Dallas	10,675

P/R Taxes (8.5%)	907

Utilities Allocation	125

Total Services	$15,067

Exhibit B

Accounting Information

1.	All Tchefuncte Natural Resources, LLC and Mesa Gulf Coast, LLC bank statements and reconciliations for January – March 2014 and any subsequently received bank statements at the time of receipt. .
2.	A/R and A/P by invoice
3.	Name, address and TIN for vendors, owners and purchasers
4.	Revenue and expense allocation worksheets
5.	Revenue and expense decks
6.	Schedule of unbilled JIB items
7.	Any depreciation info for oil and gas assets, furniture, asset retirement, etc.
8.	Land file info, with notes
9.	Any items prepared for auditors related to TNR and/or its subsidiaries
10.	Trial balance with complete sub-ledger detail
11.	Contact information for all insurers, health insurance companies and other services providers of TNR and its subsidiaries.